EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Assistant Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:  October 27, 2005

SKYWEST ANNOUNCES THIRD QUARTER 2005 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $497.3 million for the quarter ended September 30, 2005, a 61.3% increase, compared to $308.3 million for the same period last year.  SkyWest reported net income of $30.1 million for the quarter ended September 30, 2005, or $0.51 per diluted share, compared to $21.3 million of net income or $0.37 per diluted share for the same period last year.

SkyWest also reported operating revenues of $1,221.7 million for the nine months ended September 30, 2005, a 47.3% increase, compared to $829.4 million for the same period last year. SkyWest also reported net income of $73.6 million for the nine months ended September 30, 2005, or $1.26 per diluted share, compared to $60.7 million of net income or $1.04 per diluted share for the same period last year.

The operating results reported above include 23 days (September 8, 2005 to September 30, 2005) of combined operating results of SkyWest Airlines and Atlantic Southeast Airlines subsequent to SkyWest’s acquisition of ASA.

On September 7, 2005, SkyWest completed the acquisition of ASA from Delta Air Lines, Inc. for a purchase price of $425 million. At the time of closing, SkyWest paid $350 million in cash, consisting of $330 million of the purchase price and $20 million relating to certain aircraft financing deposits Delta had previously paid. An additional $125 million, representing $95 million of the purchase price and $30 million relating to certain aircraft financing deposits, is payable to Delta pursuant to the terms of an escrow agreement.  As a result of the acquisition, ASA became a wholly-owned subsidiary of SkyWest and SkyWest’s consolidated operations and financial results for periods subsequent to the acquisition date reflect the addition of 151 aircraft operated by ASA.  Accordingly SkyWest’s financial and operating results for periods subsequent to the date of the ASA acquisition include the financial and operating results of ASA for such periods. The following discussion of the primary items of significance for SkyWest include the operating activity of ASA during the period between the acquisition date and September 30, 2005.

Total operating revenues for the third quarter of 2005 increased primarily as a result of a 59.2% increase in available seat miles (ASMs).  Operating revenues were impacted by a 2.1% increase in yield per revenue passenger mile and by increased fuel cost reimbursements by the Company’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the third quarter of 2005, excluding fuel charges of $160.5 million, or $0.050 per ASM, decreased approximately 10.0% to $0.090 from $0.100 for the same quarter of 2004.  The decrease was primarily the result of operating a combined total of 54 larger and newer regional jet aircraft since September 30, 2004.

Total ASMs for the third quarter of 2005 increased 59.2% from the third quarter of 2004, primarily as a result of the Company increasing its fleet size to a combined total of 376 aircraft. This combined total of 376 aircraft is inclusive of 151 aircraft operating for 23 days related to the ASA acquisition.  At September 30, 2005, the Company’s fleet consisted of a combined total of 301 regional jets (102 United, 195 Delta, and 4 SkyWest), 63 EMB-120 aircraft (50 United, and 13 Delta) and 12 ATR-72 aircraft (all Delta).  During the third quarter of 2005, the Company generated a combined total 3.23 billion ASMs, compared to 2.03 billion ASMs (SkyWest only) during the same period of 2004.

On September 14, 2005, Delta together with certain affiliated entities, filed a voluntary petition for bankruptcy protection under Chapter 11 of the U. S. Bankruptcy Code in the Southern District of New York.  On October 6, 2005, the U.S. Bankruptcy Court for the Southern District of New York authorized Delta to assume its obligations under the Delta Connection agreements for both SkyWest Airlines and ASA that were entered into in conjunction with SkyWest’s acquisition of ASA.  The court’s approval, if not appealed, would satisfy the conditions for release of substantially all of the escrow funds deposited by SkyWest at closing of the ASA acquisition. SkyWest anticipates that $125 million of the escrowed ASA purchase price will be released to Delta during the fourth quarter of 2005.

At September 30, 2005, SkyWest had approximately $418.6 million in cash and marketable securities compared to $549.7 million as of December 31, 2004. At September 30, 2005, SkyWest had $114.8 million in restricted cash, primarily due to $95.0 million held in escrow in connection with the ASA acquisition and cash collateral related to workers compensation policies. During the quarter, SkyWest Airlines took delivery of five new CRJ 700 regional jet aircraft and financed the acquisitions using long-term leveraged leases.  Additionally, during the quarter, ASA took delivery of two new CRJ200 regional jet aircraft and financed the acquisitions using long-term debt arrangements.  Also, prior to the acquisition of ASA, Delta had agreed to acquire 12 CRJ200 regional jet aircraft from a financing party and ASA took delivery of these primarily during the quarter.  The aircraft are financed under a long-term lease arrangement with Delta.  SkyWest’s long-term debt increased to approximately $1.5 billion as of September 30, 2005, compared to $463.2 million at December 31, 2004, largely as a result of the assumption of approximately $1.2 billion of long-term debt related to the ASA acquisition and normal aircraft acquisitions.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.0% discount factor, the present value of these lease obligations was approximately $2 billion as of September 30, 2005.

During the quarter ended September 30, 2005, SkyWest Airlines entered into long-term permanent leveraged lease facilities for ten previously delivered CRJ200 regional jet aircraft and 27 previously delivered CRJ700 regional jet aircraft with two different parties. All of these aircraft deliveries were previously financed under interim facility arrangements with various parties.

During the quarter ended September 30, 2005, SkyWest entered into two separate borrowing arrangements.  SkyWest increased an existing $10.0 million line-of-credit facility, with a bank, to $40.0 million.  Concurrent with closing the ASA acquisition, SkyWest borrowed $30.0 million under the facility. The facility expires on January 31, 2007.  Additionally, SkyWest entered into another borrowing facility with a financing company and borrowed $60.0 million. The facility expires on March 21, 2006.  The amounts borrowed under both arrangements were utilized for general corporate purposes.

On September 13, 2005, SkyWest filed with the Securities and Exchange Commission a Current Report on Form 8-K reporting the completion of its acquisition of ASA and the execution of Delta Connection Agreements between Delta and SkyWest Airlines and ASA, respectively.  SkyWest anticipates that it will file with the SEC an amendment to the Current Report on Form 8-K, providing historical financial information of ASA and pro forma financial information with respect to the effects of the ASA acquisition, within 71 days following the date the Current Report on Form 8-K was required to be filed.  Information set forth in this release with respect to the integration of ASA’s financial and operating results with those of SkyWest is subject to refinement and adjustment in the course of SkyWest’s preparation of such amendment.

Under SkyWest’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with SkyWest’s time and materials maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2004, SkyWest records maintenance expense on its regional jet aircraft engines as the maintenance events occur.  As a result, during the third quarter of 2005, SkyWest recorded as revenue $6.7 million (pretax) collected under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

SkyWest Airlines has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003 and 2004 and was also recently named the Regional Airline of the Year for 2004 by Regional Airline World magazine.  Additionally, SkyWest Airlines was just awarded the FAA’s Aviation Maintenance Technician (AMT) Gold Award for 2005.

SkyWest Airlines based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  ASA operates as a Delta Connection Carrier under a contractual agreement with Delta.  System-wide, SkyWest serves a total of approximately 212 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,400 daily departures.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  “SkyWest” may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta’s bankruptcy proceedings; Delta’s failure to assume the Delta Connection Agreements in bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operate; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report 10-K, entitled “Factors That May Affect Future Results.”

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                                                                                             SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)-

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating revenues:
Passenger	$490,191	$303,802	$1,203,991	$816,677
Ground handling and other	7,158	4,463	17,693	12,679
	497,349	308,265	1,221,684	829,356
Operating expenses:
Flying operations	283,591	155,547	669,964	406,244
Customer service	65,626	45,941	177,387	129,922
Maintenance	41,306	32,453	107,686	81,365
Depreciation and amortization	27,596	19,221	70,238	57,448
General and administrative	22,583	16,011	58,497	42,997
Promotion and sales	653	1,150	2,874	3,422
	441,355	270,323	1,086,646	721,398
Operating income	55,994	37,942	135,038	107,958
Other income (expense):
Interest income	3,822	2,512	10,165	6,825
Interest expense	(11,472)	(4,951)	(25,510)	(13,340)
Loss on sale of marketable securities	(585)	(38)	(585)	(271)
	(8,235)	(2,477)	(15,930)	(6,786)
Income before income taxes	47,759	35,465	119,108	101,172
Provision for income taxes	17,699	14,186	45,525	40,469
Net income	$30,060	$21,279	$73,583	$60,703

Basic earnings per share	$0.52	$0.37	$1.27	$1.05
Diluted earnings per share	$0.51	$0.37	$1.26	$1.04
Weighted average common shares:
Basic	57,846	57,909	57,729	57,991
Diluted	59,016	58,206	58,512	58,478

Unaudited Operating Highlights

Operating Highlights	Three Months Ended September 30,				Nine Months Ended September 30,
	2005	2004	% Change		2005	2004	% Change

Passengers carried	5,119,212	3,769,737	35.8		12,988,939	9,811,577	32.4
Revenue passenger miles (000)	2,457,634	1,561,048	57.4		6,000,078	4,013,486	49.5
Available seat miles (000)	3,234,835	2,032,212	59.2		8,001,001	5,453,588	46.7
Passenger load factor	76.0%	76.8%	(0.8	) pts	75.0%	73.6%	1.4	pts
Passenger breakeven load factor	69.2%	68.6%	0.6	pts	68.3%	65.2%	3.1	pts
Yield per revenue passenger mile	$0.199	$0.195	2.1		$0.201	$0.203	(1.0)
Revenue per available seat mile	$0.154	$0.152	1.3		$0.153	$0.152	.6
Cost per available seat mile	$0.140	$0.135	3.7		$0.139	$0.135	3.0
Fuel cost per available seat mile	$0.050	$0.035	42.9		$0.043	$0.031	38.7
Average passenger trip length	480	414	15.9		462	409	13.0